SINO AMERICAN OIL CORP ACQUIRES

TRITIUM INC OF ALBERTA, CANADA

CHEYENNE, WY / July 26th 2022/ Sino American Oil Corp (OTC PINK: OILY), announces that it has signed a definite acquisition agreement to acquire 100% interest in oil services technology company, Tritium Inc of Alberta, Canada. This acquisition increases SINO’s footprint into the oil services and technology space in one of Canada’s most prolific hydrocarbon production provinces and allows it to market the newly acquired technologies globally.

As consideration to the Tritium shareholders, the company issued 5,000,000 shares at a price of $1.00 for total value of $5,000,000 USD.

Via the acquisition, SINO now owns Tritium’s recently awarded patent (CAVITATION APPARATUS AND RELATED SYSTEMS AND METHODS, EFS ID: 45321627) for their Oil Upgrading Technology which converts heavy WCS Western Canadian Select to WTI pricing.

This technology is currently installed and operational at the Base Element Energy Inc. facility in Cynthia, Alberta, Canada terminal which is now 22% owned by SINO. This Full Service Terminal holds a full D58 Waste Facility License which process wastewater at:

•$8.00 per cubic meter (1000 liters) of produced water to be taken in and injected down Tritium’s disposal well

•$16.00 per cubic meter (1000 liters) of emulsion to be taken in and treated at our facility

SINO and Tritium, have joined forces to increase the size and processing capability of the Cynthia facility throughout 2022 and 2023.

The acquisition is subject the delivery of US GAAP audited financial statements from Tritium Inc. and the transfer of title and ownership of the company and its assets to SINO within the specified timeframes stated in the definitive agreement.

SINO is currently updating its filings to remain fully compliant with the Securities regulators of both the US and Canada.

ABOUT SINO:

SINO American Oil Corp is a Wyoming incorporated company that consolidates best of breed technologies in the oil services and technology sectors and creates opportunities for small to mid sized players to scale by providing capital, management skill, expansion capabilities and additional customers.

Information about Forward-Looking Statements This press release contains “forward-looking statements” that include information relating to future events. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in, or suggested by, the forward looking statements. Important factors that could cause these differences include but are not limited to: inability to gain or maintain licenses, reliance on unaudited statements, the Company’s need for additional funding, the impact of competitive products and pricing, the demand for the Company’s products, and other risks that are detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Sino American Oil Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at www.SEC.gov The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Sino American Oil Corp

Contacts:

Boriss Aleksandrov, CEO Email: ir@sinooilcorp.com

Website: www.sinoamericanoil.com

Phone: (360) 361-8066